Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of
Ecology Coatings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated December 19, 2008, relating to the consolidated financial statements of Ecology Coatings, Inc. and Subsidiary as of September 30, 2008 and 2007, and for the two years in the period ended September 30, 2008, appearing in the Annual Report on Form 10-KSB of Ecology Coatings, Inc. and Subsidiary for the year ended September 30, 2008.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ UHY LLP
Southfield, Michigan
June 22, 2009